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                                                                       Exhibit 5

               [Letterhead of Rosenberg & Liebentritt, P.C.]



                                                     August 21,1998


ERP Operating Limited Partnership
c/o Board of Trustees
Equity Residential Properties Trust
Two North Riverside Plaza
Suite 400
Chicago, Illinois  60606

Ladies and Gentlemen:

         We are acting as counsel to ERP Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"), the general partner of which is Equity Residential Properties Trust, a Maryland real estate investment trust (the "Company") in connection with the Operating Partnership's registration statement on Form S-3 (the "Registration Statement") previously declared effective by the Securities and Exchange Commission relating to unsecured senior debt securities in a maximum aggregate offering price of $1,000,000,000 (the "Securities") (SEC File No. 333-45557), all of which Securities may be offered and sold by the Operating Partnership from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion letter is rendered in connection with the proposed public offering by the Operating Partnership of (i) $100,000,000 principal amount of its Remarketed Reset Notes due August 21, 2003 (the "Notes") as described in a Prospectus Supplement dated August 18, 1998. This opinion letter is furnished to you at your request to enable the Operating Partnership to continue to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss.229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, we have examined copies of the following documents:

         1.       An executed copy of the Registration Statement.

         2. The Second Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust"), as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

         3. The Second Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

         4. The Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, certified by the Secretary of the Company, as the general



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ERP Operating Limited Partnership
Board of Trustees
Equity Residential Properties Trust
August 21, 1998
Page: 2






                  partner of the Operating Partnership, on the date hereof as then being complete, accurate and in effect.

         5. Resolutions of the Board of Trustees of the Company, as the general partner of the Operating Partnership, adopted on September 13, 1996, November 14, 1997 and January 14, 1998 relating to the filing of the Registration Statement and related matters, and by the Pricing Committee of the Board of Trustees on August 18, 1998, relating to the offering of the Notes, each as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

         6. Executed copies of the Purchase Agreement, dated December 13, 1994, between the Operating Partnership and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), and the Terms Agreement, dated August 18, 1998, between the Operating Partnership and each of Merrill Lynch and Goldman, Sachs & Co. collectively (the "Underwriting Agreement").

         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         We call your attention to the fact that our firm only requires lawyers to be qualified to practice law in the State of Illinois and, in rendering the foregoing opinions, we express no opinion with respect to any laws relevant to this opinion other than the laws and regulations identified herein.

         Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, following issuance of the Notes pursuant to the terms of the Underwriting Agreement and receipt by the Operating Partnership of the consideration for the Notes specified in the resolutions of the Company's Board of Trustees and the Pricing Committee referred to above, the Notes will be validly issued and legally binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws affecting creditors' rights generally from ttime to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and except that a waiver of rights under any usury law may be unenforceable.





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ERP Operating Limited Partnership
Board of Trustees
Equity Residential Properties Trust
August 21, 1998
Page: 3






         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing by the Operating Partnership of a Current Report on Form 8-K on the date of this opinion letter, which Form 8-K will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

         We hereby consent (i) to be named in the Registration Statement, and in the Prospectus, as attorneys who will pass upon the legality of the Securities to be sold thereunder and (ii) to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                               Very truly yours,

                                               ROSENBERG & LIEBENTRITT, P.C.

                                               /s/ Rosenberg & Liebentritt, P.C.